     As filed with the Securities and Exchange Commission on April 25, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                ------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                ------------------------------------------------

                             THE QUIGLEY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             Nevada                                       23-2577138
 (State or Other Jurisdiction of                       (I.R.S. Employer
 Incorporation or Organization)                      Identification Number)

                                 Kells Building
                             631 Shady Retreat Road
                              Doylestown, PA 18901
                                 (215) 345-0919
                ------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 Guy J. Quigley
                             Chief Executive Officer
                             The Quigley Corporation
                                 Kells Building
                             631 Shady Retreat Road
                              Doylestown, PA 18901
                                 (215) 345-0919
            (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Agent For Service of Process)

                ------------------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                ------------------------------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

                ------------------------------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                                         Maximum
                                                         Offering        Proposed
                                          Amount to        Price         Maximum            Amount of
                                             be             Per          Aggregate        Registration
Title of Shares to be Registered          Registered      Share(1)     Offering Price          Fee

Common Stock, $.0005 par value            1,000,000        $7.84         $7,840,000         $721.28

    Total............................................................................       $721.28

(1)    Estimated  solely for the purpose of calculating the  registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based  on the  average  of the high and low  prices  of the  Registrant's common stock, on The Nasdaq National Market on April 19, 2002.

       The Registrant hereby amends this Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

                                       -1-

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 25, 2002

                                   PROSPECTUS

                        1,000,000 SHARES OF COMMON STOCK

                            The Quigley Corporation

            The selling  stockholders listed in this prospectus are offering and selling up to 1,000,000 shares of our common stock. The shares are issuable upon the exercise of warrants.  We will not receive any of the proceeds from the sale of the shares.  However,  if all the  warrants  are  exercised,  we will receive aggregate gross proceeds of $8,250,000. These proceeds shall be used for general
working  capital  purposes,   which  may  include  the  further  development  of
pharmaceutical products.

            Our common stock is listed on The Nasdaq  National  Market under the symbol  "QGLY." The last  reported  price for the common stock on April 19, 2002 was $7.61 per share.

            The selling  stockholders  may offer their shares of common stock on one or more exchanges or in the over-the-counter  market or otherwise, at prices and at terms then  prevailing  or at prices  related to the then current  market prices, or in negotiated transactions.

--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither  the  Securities  and  Exchange  Commission  nor  any  state  securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. They have not made, nor will they make, any  determination  as to  whether  anyone  should  buy  these  securities.  Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                   The date of this prospectus is [ ], 2002.

                               PROSPECTUS SUMMARY

            This summary  highlights  selected  information from this prospectus and may not contain all the  information  that is  important to you. In order to fully  understand  this  offering and our  company,  you should read this entire document and the information we refer you to, including the financial statements and the notes to the financial statements.

                                    Overview

            The Quigley  Corporation  (hereinafter  referred  to as "we",  "us",
"Quigley"  or the  "Company")  is a Nevada  corporation  which was  organized on
August 24, 1989 and commenced business operations in October 1989.

            Our current  primary  business  is  manufacturing  and  distributing over-the-counter cold remedy products. Our key product,  Cold-Eeze(R), is a zinc gluconate glycine lozenge. In two double-blind clinical studies Cold-Eeze(R) has been proven to reduce the  duration  and  severity  of common  cold  symptoms by nearly half.  Cold-Eeze(R) is now an established  product in the health care and cold remedy market.

            In January 2000, we formed Darius International Inc., a wholly owned subsidiary, which directly markets and distributes health and wellness products.
Accordingly,  Darius provides us with a means of introducing new products to the marketplace.

            Effective July 1, 2000, we acquired 60% of Caribbean Pacific Natural
Products, Inc., which is based in Orlando, Florida. Caribbean is a developer and marketer of sun-care and skincare  products for luxury resorts,  theme parks and spas.

            In January 2001, we formed an ethical  pharmaceutical  unit which is now Quigley  Pharma Inc.  Quigley  Pharma is a  wholly-owned  subsidiary of ours which  develops  pharmaceutical  products.  We believe that Quigley  Pharma will enable us to diversify into the prescription drug market and will also enable us to safely and effectively  distribute important potential new products currently under development. These potential new products are based on patent applications we have acquired. We will be required to expend substantial resources to develop these applications into commercial products.

            The formation of Darius  International  Inc., Quigley Pharma and our
majority ownership of Caribbean Pacific Natural Products,  Inc. provides us with diversification in both the method of product distribution and the broader range of products we can provide to the marketplace.

            Our  mailing  address  is: PO Box 1349,  Doylestown,  PA 18901.  Our telephone number is (215) 345-0919.

                                       -2-

                                  This Offering

            We are registering  1,000,000  shares of our common stock for resale by certain selling stockholders.  These shares are issuable upon the exercise of warrants issued to Forrester  Financial,  LLC pursuant to a Consulting Agreement dated March 7, 2002. The warrants are exercisable at any time beginning on March
7, 2002 and ending on March 6, 2003. 500,000 warrants are exercisable at a price of $6.50 per share,  250,000  warrants are  exercisable  at a price of $8.50 per share and the remaining  250,000  warrants are  exercisable at a price of $11.50 per share. We are registering these shares pursuant to our consulting  agreement with Forrester.

                           FORWARD LOOKING INFORMATION

            Some of the information in this prospectus,  including the following risk factors section, contains forward-looking  statements within the meaning of
Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the
Securities  Exchange Act of 1934,  as amended,  including,  without  limitation, statements regarding our expectations,  beliefs,  intentions and other events of our future  strategies that are signified by the words "may," "will,"  "should,"
"expects,"  "plans,"   "anticipates,"   "believes,"   "estimates,"   "predicts,"
"potential,"  or "continue," or the negative of such terms and other  comparable terminology.  Actual results could differ materially from those projected in the forward-looking statements.

            We believe it is important to communicate  our  expectations  to our investors.  However,  there may be events in the future  that we are not able to predict  accurately  or over which we have no control.  The risk factors  listed below, as well as any cautionary  language in this prospectus,  provide examples of risks,  uncertainties  and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.
Before you invest in our common stock,  you should be aware that the  occurrence of the events  described in these risk factors and elsewhere in this  prospectus could have a material  adverse effect on our business,  operating  results,  and financial condition.

                                       -3-

                                  RISK FACTORS

            The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors,  the other information set forth in this  prospectus and the information we refer you to before deciding to invest in our common stock.

            We Have A History  of Losses  and  Limited  Working  Capital  and We
Expect to Increase Our Spending.  In the fiscal year ended December 31, 2001, we earned a net income of $216,000,  including net settled litigation payments paid to us of approximately  $700,000 relating to licensing fees.  However, in recent prior years we have not been profitable. For the fiscal years ended December 31,
2000 and 1999, we had net losses of $5,196,000 and $4,204,000,  respectively. As of December  31,  2001,  we had working  capital of  approximately  $18,626,000.
However,  we expect to increase  our  spending on research  and  development  in connection with Quigley Pharma's product  development.  We are uncertain whether we will generate  sufficient  revenues to meet expenses or to operate profitably in the future.

            We Have  Acquired  Patent  Applications  Which We May Not Be Able to
Develop Into Pharmaceutical Medications. Our success depends on Quigley Pharma's ability to research  and develop  prescription  medications  based on our patent applications which are:

            o     Method and Composition  for the Topical  Treatment of Diabetic
                  Neuropathy;

            o     Medicinal  Composition  and  Method  of  Using  it,  which  is primarily  for  treating  Sialorrhea  and other  disorders  to relieve  Sialorrhea  (drooling)  in  patients  suffering  from
                  Amyotrophic  Lateral  Sclerosis (ALS),  otherwise known as Lou
                  Gehrig's Disease; and

            o     Composition and Method for Prevention, Reduction and Treatment
                  of Radiation Dermatitis.

            These new products are in the development  stage and we can not give any  assurances  that we can develop  commercially  viable  products  from these patent applications. Prior to any new product being ready for sale, we will have to commit substantial resources for research, development,  preclinical testing, clinical  trials,  manufacturing  scale-up  and  regulatory  approval.  We  face significant  technological  risks inherent in developing these products.  We may abandon some or all of our proposed new products before they become commercially viable.  Even if we develop and obtain  approval of a new product,  if we cannot successfully  commercialize  it in a timely  manner,  our business and financial condition may be materially adversely effected.

            We Will Need To  Obtain  Additional  Capital  To  Support  Long-Term
Product Development And Commercialization  Programs.  Our ability to achieve and sustain  operating  profitability  depends  in  large  part  on our  ability  to commence,  execute and complete  clinical  programs  for, and obtain  additional regulatory approvals for, prescription  medications developed by Quigley Pharma, particularly  in the U.S.  and  Europe.  We cannot  assure you that we will ever obtain such approvals or achieve  significant levels of sales. Our current sales levels of Cold-Eeze(R) products may not

                                       -4-

generate all the funds we anticipate will be needed to support our current plans for product  development.  We may need to obtain additional financing to support our long-term product development and  commercialization  programs.  We may seek additional funds through public and private stock offerings,  arrangements  with corporate partners, borrowings under lines of credit or other sources.

            The amount of capital we may need to complete product development of
Quigley Pharma's products will depend on many factors, including;

            o     the cost involved in applying for and obtaining  United States
                  Food  and  Drug   Administration   ("FDA")  and  international
                  regulatory approvals;

            o     whether  we elect to  establish  partnering  arrangements  for
                  development,   sales,  manufacturing  and  marketing  of  such
                  products;

            o     the  level  of  future  sales  of  our  Cold-Eeze(R) and other existing products,  expense levels for our international sales and marketing efforts;

            o     whether we can establish and maintain  strategic  arrangements for  development,  sales,  manufacturing  and marketing of our products; and

            o     whether any or all of our  outstanding  warrants are exercised and the timing and amount of these exercises.

            Many of the foregoing factors are not within our control. If we need to raise additional funds and such funds are not available on reasonable  terms, we may have to reduce our capital  expenditures,  scale back our  development of new  products,  reduce our  workforce  and  out-license  to others  products  or technologies  that we  otherwise  would  seek to  commercialize  ourselves.  Any additional  equity  financing  will be  dilutive to  shareholders,  and any debt financing, if available, may include restrictive covenants.

            Our Current  Products  and  Potential  New  Products  Are Subject to
Extensive Governmental Regulation. Our business is regulated by various agencies of  the  states  and  localities  where  our  products  are  sold.  Governmental regulations in foreign  countries  where we plan to commence or expand sales may prevent or delay  entry into a market or prevent or delay the  introduction,  or require the reformulation,  of certain of our products.  In addition,  we cannot predict  whether new domestic or foreign  legislation  regulating our activities will be enacted. Any new legislation could have a material adverse effect on our business, financial condition and operations.  Noncompliance with any applicable requirements  may subject us or the  manufacturers of our products to sanctions, including warning letters, fines, product recalls and seizures.

            Cold-Relief Products.  The manufacturing,  processing,  formulation, packaging,  labeling and advertising of our cold-relief  products are subject to regulation by several federal agencies, including:

                                       -5-

            o     the FDA;

            o     the Federal Trade Commission ("FTC");

            o     the Consumer Product Safety Commission;

            o     the United States Department of Agriculture;

            o     the United States Postal Service;

            o     the United States Environmental Protection Agency; and

            o     the Occupational Safety and Health Administration.

            In   particular,   the  FDA  regulates  the  safety,   labeling  and
distribution of dietary  supplements,  including  vitamins,  minerals and herbs, food additives,  food supplements,  over-the-counter  and prescription drugs and cosmetics.  In addition,  the FTC has overlapping  jurisdiction  with the FDA to regulate the  promotion and  advertising  of vitamins,  over-the-counter  drugs, cosmetics  and  foods.  Since  we do  not  engage  in the  manufacturing  of our cold-relief  products,  we are not  subject  to many of  these  regulations.  In addition,  our cold-relief products are homeopathic remedies which are regulated by the Homeopathic  Pharmacopoeia of the United States  ("HPUS").  HPUS sets the standards for source,  composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

            Quigley  Pharma.  The  preclinical  development,   clinical  trials,
product  manufacturing and marketing of Quigley Pharma's  potential new products are  subject  to federal  and state  regulation  in the United  States and other countries.  Clinical trials and product  marketing and manufacturing are subject to the rigorous review and approval  processes of the FDA and foreign regulatory authorities.  Obtaining FDA and other required  regulatory  approvals is lengthy and  expensive.  Typically,  obtaining  regulatory  approval for  pharmaceutical products requires  substantial  resources and takes several years. The length of this process depends on the type,  complexity and novelty of the product and the nature of the disease or other  indication  to be treated.  Preclinical  studies must  comply  with FDA  regulations.  Clinical  trials must also comply with FDA regulations  and may require large numbers of test subjects,  complex  protocols and possibly lengthy follow-up periods. Consequently, satisfaction of government regulations  may take several years,  may cause delays in introducing  potential new products for  considerable  periods of time and may require  imposing costly procedures upon our activities.  If we cannot obtain regulatory  approval of new products in a timely manner or at all we could be materially adversely effected.
Even if we obtain regulatory approval of new products,  such approval may impose limitations  on the indicated  uses for which the products may be marketed which could also  materially  adversely  effect our business  financial  condition and future operations.

            Our Business is Very  Competitive  and Increased  Competition  Could
Have a Significant Impact on Our Earnings. Both the non-prescription  healthcare product  and  pharmaceutical  industries  are  highly  competitive.  Many of our competitors have substantially greater capital

                                       -6-

resources,  research and development  staffs,  facilities and experience than we
do.  These and other  entities may have or may develop new  technologies.  These technologies may be used to develop products that compete with ours.

            We  believe  that  our  cold-relief  product,  Cold-Eeze(R),  has  a competitive  advantage  over  other  cold  remedy  products  because it has been clinically  proven to reduce the severity and duration of common cold  symptoms.
We also believe that our sun-care and skincare  products have an advantage  over our competitors'  products because our products use only all-natural,  eco-safe, and organic  ingredients  and are  marketed to luxury  resorts,  theme parks and spas.  Also, many of our  competitors'  products are made with  petro-chemicals,
synthetic  and  chemical  additives,   synthetic   preservatives,   fillers  and
softeners, all of which may have side-effects.  Darius has an advantage over its competitors  because it  directly  sells its  proprietary  health  and  wellness products through its extensive network of independent distributors.  Competition in Quigley Pharma's expected product areas from large pharmaceutical  companies, and other  companies,  universities  and research  institutions,  is intense and expected to increase.

            The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability, reliability and name recognition  of its  cold-relief,  sun-care and skincare and health and wellness products  and  Quigley  Pharma's  ability  to  successfully  develop  and market prescription  medications.  There  can be no  assurance  that we will be able to compete  successfully in the future.  If we are unable to compete,  our earnings may be significantly impacted.

            Our Future  Success is  Dependent on the  Continued  Services of Key
Personnel Including Our Chairman of the Board of Directors,  President and Chief
Executive  Officer.  Our future  success  depends in large part on the continued
service of our key personnel. In particular,  the loss of the services of Guy J.
Quigley, our Chairman of the Board,  President and Chief Executive Officer could have a  material  adverse  effect  on our  operations.  We  have  an  employment agreement with Mr. Quigley which expires on May 31, 2005. Our future success and growth also  depends on our ability to continue to attract,  motivate and retain highly  qualified  employees.  If we are unable to attract,  motivate and retain qualified  employees,  our business and operations could be materially adversely effected.

            Our Future Success Depends on the Continued Employment of Richard A.
Rosenbloom,  M.D.,  Ph.D., of Quigley  Pharma.  Quigley  Pharma's  potential new products are being developed through the efforts of Dr. Rosenbloom.  The loss of his services could have a material adverse effect on our product development and future operations.

            Our  Future  Success  is  Dependent  on the  Continued  Sales of Our
Principal Product. For the fiscal year ended December 31, 2001, our Cold-Eeze(R)
products  represented 68.4% of our total sales. Until such time that significant sales  are  generated  by  Darius,  Caribbean  or  Quigley  Pharma,  our  future performance will depend,  almost entirely,  on the continued customer acceptance of our  Cold-Eeze(R)  products.  However,  there  can be no  assurance  that our
Cold-Eeze(R) products will continue to receive market acceptance.  The inability to successfully  commercialize Cold-Eeze(R) in the future, for any reason, would have a material adverse effect on our financial condition, prospects and ability to continue operations.

                                       -7-

            We Are Dependent on a Third-Party  Manufacturer and Supplier for the
Production of Our Cold-Relief Products. We do not own or lease any manufacturing facilities,  do not manufacture the Cold-Eeze(R)  product, nor do we manufacture any of the  ingredients in this product.  We purchase all active  ingredients in connection with our Cold-Eeze(R) product from a single unaffiliated supplier. We have  entered  into a  contract  with a single  manufacturer  to supply our zinc gluconate lozenge products.  Should this relationship terminate, we believe that the contingency  plans which we have formulated would prevent a termination from
materially   affecting  our  operations.   However,   if  this  relationship  is
terminated,  there may be delays in production of our cold-relief products until an acceptable  replacement facility is located. In addition,  the terms on which suppliers and  manufacturers  will be available  could have a material effect on our success.

            We are  Uncertain  as to  Whether  We Can  Protect  Our  Proprietary
Rights.  The strength of our patent  position may be important to our  long-term success.  We currently  own no patents.  However,  in  connection  with products expected to be developed by Quigley Pharma, we own three patent applications. In
addition,   we  have  been  granted  an  exclusive   agreement   for   worldwide
representation,   manufacturing,   marketing  and   distribution   rights  to  a
zinc/gluconate/glycine  lozenge formulation.  That formulation has been patented in the United States,  Germany,  France, Italy, Sweden, Canada and Great Britain
and a patent is pending in Japan.  We also had an exclusive  license from George
Eby Research for a United States use patent for zinc gluconate. This license and the U.S. patent expired in March, 2002. We do not anticipate any material impact on our financial statements from the expiration of such license and patent.

            There can be no assurance that these patents and patent applications will effectively  protect our products from duplication by others.  In addition, we may not be  able  to  afford  the  expense  of any  litigation  which  may be necessary  to  enforce  our  rights  under any  patent  or  patent  application.
Moreover,  although we believe  that our current and future  products do not and will not infringe upon the patents or violate the proprietary  rights of others, if any of our  current  or future  products  do  infringe  upon the  patents  or proprietary  rights of others,  we may have to modify our  products or obtain an additional  license for the manufacture  and/or sale of such products.  We could also be  prohibited  from selling the  infringing  products.  If we are found to infringe on the proprietary  rights of others,  we are uncertain whether we will be able to take corrective actions in a timely manner, upon acceptable terms and conditions,  or at all,  and the failure to do so could have a material  adverse effect upon our business, financial condition and operations.

            We also use non-disclosure agreements with our employees, suppliers, consultants  and  customers  to  establish  and protect the ideas,  concepts and documentation  of our  confidential  non-patented  and  non-copyright  protected proprietary  technology  and  know-how.  However,  these  methods may not afford complete  protection.  There can be no  assurance  that third  parties  will not obtain access to or independently  develop our  technologies,  know-how,  ideas, concepts and  documentation,  which could have a material  adverse effect on our financial condition.

            The  Sales of Our  Products  Fluctuates  by  Season.  A  substantial portion of our business is highly seasonal,  which causes significant variations in  operating  results from  quarter to quarter.  The third and fourth  quarters generally  represent the largest  sales volume for our cold remedy  products and the first and second quarters  generally  represent the largest sales volume for our sun-care and

                                       -8-

skincare products.  There can be no assurance that we will be able to manage our working capital needs and our inventory to meet the  fluctuating  demand for our products. Failure to accurately predict and respond to consumer demand may cause us to produce excess inventory.  Conversely, if products achieve greater success than anticipated for any given quarter, we may not have sufficient  inventory to meet customer demand.

            Our Existing Products and Our New Products Under Development  Expose
Us to Potential Product Liability Claims. Our business exposes us to an inherent risk of potential product liability claims,  including claims for serious bodily injury or death  caused by the sales of our  existing  products and the clinical trials of our  products  which are being  developed.  These claims could lead to substantial damage awards. We currently maintain product liability  insurance in the amount of, and with a maximum  payout of, $61 million.  A  successful  claim brought  against us in excess of, or outside of, our  insurance  coverage  could have a material  adverse  effect on our  results  of  operations  and  financial condition. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for our products.

            We Are Engaged in a Lawsuit  Regarding  Certain  Forward and Reverse
Stock Splits. We have been involved in ongoing litigation since 1997 against two individuals, Thomas Goldblum and Alan Wayne, who claim that they are entitled to the monetary value of 1,000,000  shares of our common stock as if they had owned those shares since May 1990 and sold them at historic highs.  Their claim,  with respect to the number of shares which they purport to own, has been based on the alleged  invalidity of certain of our previously  completed  forward and reverse stock splits.

            We have  vigorously  defended  this  action on its  merits.  We have further filed a declaratory judgment action in Nevada asking for ratification of a series of  corrective  actions taken by our  shareholders  on October 15, 1999 ratifying the forward and reverse stock splits in question. On March 19, 2002, a
Nevada court made a decision  declaring that the corrective  actions were valid.
If appealed  after  judgment is entered,  we believe that the  decision  will be upheld.  However,  we cannot predict the final outcome in the Nevada case (as to the validity of the stock splits) or the underlying case (as to the ownership of shares).

            We Are Involved in a Class Action Lawsuit  Regarding Claims Relating
to Certain of Our Cold-Eeze(R) Products. In September, 2000, we were sued by two individuals  (Jason Tesauro and Elizabeth Eley,  both residents of Georgia),  on behalf of a "nationwide class" of "similarly situated individuals," in the Court of Common Pleas of Philadelphia County, Pennsylvania. The complaint alleges that the plaintiffs purchased certain Cold-Eeze(R) products between August, 1996, and
November,  1999, based upon cable television,  radio and Internet advertisements which allegedly  misrepresented  the qualities and benefits of our  Cold-Eeze(R)
products.  The complaint  requests an unspecified  amount of damages.  Causes of action  that have not been  dismissed  include  breach of  warranty  and  unjust enrichment. We believe that the lawsuit lacks merit and are vigorously defending
it. If we are unsuccessful in our defense, the marketability of our Cold-Eeze(R)
products and our revenues could be materially adversely effected.

            A Substantial Amount of Our Outstanding Common Stock is Owned by Our
Chairman of the Board and President and Our Executive  Officers and Directors as
a Group Can Significantly

                                       -9-

Influence All Matters Voted on By Our Shareholders. Guy J. Quigley, our Chairman
of the Board, President  and  Chief Executive  Officer, through  his  beneficial ownership,  has the power to vote  approximately  34.4% of our common stock. Mr.
Quigley and our other executive officers and directors collectively beneficially own  approximately  52.9%  of our  stock.  These  individuals  have  significant influence  over  the  outcome  of all  matters  submitted  to  shareholders  for approval, including election of directors.  Consequently, they have control over all of our major  decisions  which  could  prevent a change  of  control  of the
Company.

            Our Stock Price is  Volatile.  The market  price of our common stock has experienced  significant  volatility.  From March 30, 2001 to March 29, 2002 per  share  bids  ranged  from  a  low  of  approximately  $.81  to  a  high  of approximately  $6.92.  There are several factors which could effect the price of our common stock, some of which are  announcements of technological  innovations for new commercial  products by us or our competitors,  developments  concerning propriety rights, new or revised  governmental  regulation or general conditions in the  market  for our  products.  Sales of a  substantial  number of shares by existing  security holders could also have an adverse effect on the market price of our securities.

            Future Sales of Our Common Stock Could Effect the Price Per Share of
Our Common  Stock.  There is a  substantial  amount of common stock which may be sold into the public market pursuant to Rule 144 or otherwise. These sales could adversely  affect the  market  price of our  common  stock and could  impair our ability to raise additional capital through the sale of our equity securities.

            We Do Not Intend to Pay Dividends in the Foreseeable Future. We have not paid cash  dividends on our common stock since our  inception.  We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any dividends to our shareholders in the foreseeable future.

            Barriers to  Takeover.  Our  Articles of  Incorporation  and By-Laws
contain certain provisions which may deter, discourage,  or make it difficult to assume  control of us by another  corporation  or person through a tender offer, merger,  proxy contest or similar  transaction or series of transactions.  These provisions  may deter a future  tender  offer or other  takeover  attempt.  Some shareholders  may believe such an offer to be in their best interest  because it may include a premium over the market price of our capital stock at the time. In addition,  these  provisions may assist our current  management in retaining its position  and  place  it in a better  position  to  resist  changes  which  some shareholders may want to make if dissatisfied with the conduct of our business.

            We  Have  Agreed  to  Indemnify  Our  Officers  and  Directors  From
Liability.  Sections 78.7502 and 78.751 of the Nevada  General  Corporation  Law
("NGCL")  allow  us to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending,  completed,  or threatened action,  suit or  proceeding  because he or she is or was a  director,  officer, employee  or agent of ours or is or was  serving at our  request as a  director, officer, employee or agent of any corporation, partnership, joint venture, trust or other  enterprise.  These  provisions  permit us to  advance  expenses  to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to  indemnification.  These provisions may also reduce the likelihood of

                                      -10-

derivative  litigation  against  directors and officers and  discourage or deter shareholders  from suing  directors  or officers for breaches of their duties to us, even though such an action,  if successful,  might otherwise benefit Quigley and its  shareholders.  In  addition,  to the  extent  that we  expend  funds to indemnify  directors and officers,  funds will be  unavailable  for  operational purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other  information  with the SEC.  You may read and copy any document we file at the SEC's public  reference  rooms in  Washington,  D.C.,  New York, New York or
Chicago,  Illinois.  You may obtain further  information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also  available  to the  public  over  the  Internet  at the  SEC's  website  at
http://www.sec.gov.  You may also request copies of such documents, upon payment of a  duplicating  fee,  by  writing  to  the  SEC at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549.  Reports and other  information  regarding  our Nasdaq listing  may be  inspected  at the  offices  of Nasdaq  at 1735 K Street,  N.W.,
Washington,   D.C.   20006  or  over  the   Internet  at  Nasdaq's   website  at
http://www.nasdaq.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The  Quigley  Corporation  has filed  with the SEC,  a  registration statement on Form S-3 under the Securities Act, covering the securities  offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration  statement and the exhibits to the registration statement.

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  and later  information filed with the
SEC will update and supersede this information.  We incorporate by reference the documents  listed below and any future  filings made with the SEC under  Section
13(a),  13(c),  14, or 15(d) of the Securities  Exchange Act of 1934, as amended
(the "Exchange Act").

            (a)   Our Annual  Report on Form 10-K,  for the year ended  December
                  31, 2001;

            (b)   Our Report on Form 8-K dated April 11, 2002; and

            (c)   The   description  of  our  common  stock   contained  in  our
                  registration  statement  on Form 8-A filed  October 25,  1996, including  any  amendments or reports filed for the purpose of updating such descriptions.

            You may request a copy of these  filings,  at no cost, by writing or telephoning us at The Quigley  Corporation,  Kells  Building,  631 Shady Retreat
Road, Doylestown, PA 18901, Attention:  Chief Financial Officer, telephone (215)
345-0919.

                                      -11-

                                  ABOUT QUIGLEY

            The Quigley  Corporation is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October 1989.

            Since our  inception,  we have  continued  to conduct  research  and
development   into  various  types  of   health-related   food  supplements  and
homeopathic  cold  remedies.  Initially,  we marketed and  distributed a line of nutritious health supplements known as "Nutri-Bars". During 1995, we reduced our emphasis on  marketing  Nutri-Bars  and  commenced  focusing our  marketing  and research  and  development  resources  towards our  patented  Cold-Eeze(R)  zinc gluconate glycine cold relief products.

            Since June 1996, we have concentrated our business operations on the manufacturing,  marketing and  development of our proprietary  Cold-Eeze(R)  and
Cold-Eeze  Plus  cold-remedy  lozenge  products  and on  development  of various product  extensions.  In two  double-blind  clinical studies these products have been shown to reduce the  duration  and  severity  of common cold  symptoms.  We acquired worldwide  manufacturing and distribution rights to this formulation in
1992 and commenced national marketing in 1996.

            Prior to the fourth  quarter 1996, we had minimal  revenues and as a result  suffered  continued  losses due to ongoing  research and development and operating  expenses.  However, in 1997 we had significant revenue increases from the  sale of our  Cold-Eeze(R)  products.  The  increase  was due in part to our nationwide  marketing  campaign  and  the  increased  public  awareness  of  our
Cold-Eeze(R) products through media public service announcements.

            In January 2000, we formed Darius International Inc., a wholly owned subsidiary, which directly markets and distributes health and wellness products.
Accordingly,  Darius provides us with a means of introducing new products to the marketplace.

            Effective July 1, 2000, we acquired 60% of Caribbean Pacific Natural
Products,  Inc., a leading  developer and marketer of  all-natural  sun-care and skincare  products for luxury resorts,  theme parks and spas.  Caribbean Pacific
Natural Products, Inc. is headquartered in Orlando, Florida.

            In January 2001, we formed an ethical  pharmaceutical  unit which is now Quigley  Pharma Inc.  Quigley  Pharma is a  wholly-owned  subsidiary of ours which  develops  pharmaceutical  products.  We believe that Quigley  Pharma will enable us to diversify into the prescription drug market and will also enable us to safely and effectively  distribute important potential new products currently under development. These potential new products are based on patent applications we have  acquired.  We expect to expend  substantial  resources to develop these applications into commercial products.

            The formation of Darius  International  Inc., Quigley Pharma and our
majority ownership of Caribbean Pacific Natural Products, Inc., provides us with diversification in both the method of product distribution and the broader range of products we can provide to the marketplace.

                                      -12-

                                 USE OF PROCEEDS

            The shares of common  stock  offered  hereby are  issuable  upon the exercise  of  warrants  and are being  registered  for the  account  of  selling stockholders.  All net proceeds from the sale of the common stock will go to the stockholders  who  offer  and sell  their  shares.  If all of the  warrants  are exercised,  we will receive  $8,250,000  in proceeds.  Any proceeds  that we may receive upon exercise of the warrants shall be used for general  working capital purposes which may include further development of pharmaceutical products.

                              SELLING STOCKHOLDERS

            The selling  stockholder  has  informed  us that the name,  address, maximum  number of shares of common  stock to be sold and total number of shares of common  stock  which such  selling  stockholder  owns are as set forth in the following table.  The selling  stockholder may sell all or part of its shares of common stock registered pursuant to this prospectus.

                                 Number of
                                 Shares of
                                  Common            Maximum
                                   Stock           Number of
                                Beneficially      Shares to be    Shares Beneficially
                                Owned Prior        Offered for        Owned After
Name and Address               to Offering(1)        Resale           Offering(2)
----------------               --------------        ------           -----------
                                                                 Number    Percent
                                                                 ------    -------
Forrester Financial, LLC (3)
5 Hoefleys Lane
Leonia, New Jersey 07605        1,000,000          1,000,000       0          0%

(1)     The  calculation  of  shares  of  common  stock  beneficially  owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(2)     Assumes  that all common  stock  offered by the selling  stockholder  is sold.

(3)     Effective  March 7, 2002,  the  Company  and  Forrester  Financial,  LLC
        ("Forrester")  entered  into  a  Financial  Consulting   Agreement.   As
        consideration for the services to be provided by Forrester,  the Company issued to it warrants to purchase up to 1,000,000 shares of common stock which are exercisable  beginning on March 7, 2002 and ending on March 6,
        2003.  500,000  warrants are  exercisable at a price of $6.50 per share,
        250,000  warrants are  exercisable at a price of $8.50 per share and the remaining  250,000  warrants  are  exercisable  at a price of $11.50 per share.

            Our  registration of the shares included in this prospectus does not necessarily mean that the selling stockholder will opt to sell any of the shares offered  hereby.  The shares covered by this prospectus may be sold from time to time by the selling stockholder so long as this prospectus remains in effect.

                                      -13-

                                 TRANSFER AGENT

            The transfer  agent and  registrar  for our common stock is American
Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

            We are registering 1,000,000 shares of our common stock on behalf of the selling stockholder.  As used herein,  "selling  stockholders"  includes the selling stockholder named in the table above and pledgees,  donees,  transferees or other  successors-in-interest  selling  shares  received from a named selling stockholder  as a  gift,  partnership  distribution  or  other  non-sale-related transfer after the date of this  prospectus.  The selling  stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this  prospectus.  The selling  stockholders  will act independently of us in making  decisions with respect to the timing,  manner and size of each  sale.  The  sales may be made on one or more  exchanges  or in the over-the-counter  market or otherwise, at prices and at terms then prevailing or at  prices  related  to  the  then  current  market  prices,  or  in  negotiated transactions.  The selling  stockholders may effect such transactions by selling the shares to or through  broker-dealers.  The shares may be sold by one or more of, or a combination of, the following:

            o     a block  trade in which  the  broker-dealer  so  engaged  will attempt to sell shares as agent but may  position and resell a
                  portion  of  the  block  as   principal  to   facilitate   the
                  transaction;

            o     purchases by a  broker-dealer  as principal and resale by such broker-dealer for its account pursuant to this prospectus;

            o     an exchange  distribution in accordance with the rules of such exchange;

            o     ordinary brokerage  transactions and transactions in which the broker solicits purchasers; and

            o     privately negotiated transactions.

            To  the  extent   required,   this  prospectus  may  be  amended  or
supplemented  from time to time to describe a specific plan of distribution.  In effecting sales,  broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

            The selling  stockholders may enter into hedging  transactions  with broker-dealers in connection with distributions of shares or otherwise.  In such transactions,  broker-dealers  may engage in short sales of shares in the course of hedging the  positions  they assume with  selling  stockholders.  The selling stockholders  also may sell shares short and redeliver  shares to close out such short  positions.  The  selling  stockholders  may  enter  into  option or other transactions  with  broker-dealers  which  require the delivery of shares to the broker-dealer.  The  broker-dealer  may then resell or otherwise  transfer  such shares pursuant to this prospectus.  The selling  stockholders  also may loan or pledge  shares to a  broker-dealer.  The  broker-dealer  may sell the  shares so loaned,  or upon a default  the  broker-dealer  may sell the shares so  pledged, pursuant to this prospectus.

                                      -14-

            Broker-dealers  or agents may  receive  compensation  in the form of commissions, discounts or concessions from selling stockholders.  Broker-dealers or agents may also receive  compensation  from the purchasers of shares for whom they act as agents or to whom they sell as principals,  or both. Compensation as to a particular  broker-dealer  might be in excess of customary  commissions and will be in amounts to be negotiated in connection  with  transactions  involving shares.  Broker-dealers or agents and any other participating  broker-dealers or the selling  stockholders may be deemed to be "underwriters"  within the meaning of  Section  2(11) of the  Securities  Act in  connection  with sales of shares.
Accordingly,  any such commission,  discount or concession  received by them and any  profit  on the  resale  of  shares  purchased  by them may be  deemed to be underwriting  discounts or commissions under the Securities Act. Because selling stockholders  may be deemed to be  "underwriters"  within the meaning of Section
2(11) of the  Securities  Act, the selling  stockholders  will be subject to the prospectus delivery requirements of the Securities Act. In addition,  any shares owned by a selling stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule
144 rather than  pursuant to this  prospectus.  The  selling  stockholders  have advised us that they have not entered  into any  agreements,  understandings  or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

            The  shares  may  be  sold  by  selling  stockholders  only  through registered or licensed  brokers or dealers if required  under  applicable  state securities  laws.  In  addition,  in  certain  states the shares may not be sold unless they have been  registered or qualified for sale in the applicable  state or an exemption from the registration or qualification  requirement is available and is complied with.

            Under applicable  rules and regulations  under the Exchange Act, any person engaged in the  distribution of shares may not  simultaneously  engage in market  making  activities  with respect to our common stock for a period of two business days prior to the commencement of such distribution.  In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the  associated  rules and  regulations  under the Exchange  Act,  including
Regulation  M, which  provisions  may limit the timing of purchases and sales of shares of our common stock by the selling  stockholders.  We will make copies of this prospectus  available to the selling stockholders and have informed them of the need for delivery of copies of this  prospectus to purchasers at or prior to the time of any sale of the shares.

            We will file a supplement to this prospectus, if required,  pursuant to Rule  424(b)  under  the  Securities  Act upon  being  notified  by a selling stockholder  that  any  material  arrangement  has  been  entered  into  with  a broker-dealer  for the sale of shares through a block trade,  special  offering, exchange  distribution  or secondary  distribution  or a purchase by a broker or dealer. Such supplement will disclose:

            o     the  name  of  each  such  selling   stockholder  and  of  the
                  participating broker-dealer(s);

            o     the number of shares involved;

            o     the price at which such shares were sold;

            o     the  commissions  paid or discounts or concessions  allowed to such broker-dealer(s), where applicable;

                                      -15-

            o     that such  broker-dealer(s)  did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

            o     other facts material to the transaction.

            In addition, we will file a supplement to this prospectus upon being notified by a selling  stockholder  that a donee or pledgee intends to sell more than 500 shares.

            We will bear all costs,  expenses  and fees in  connection  with the registration of the shares.  The selling  stockholders will bear all commissions and  discounts,  if any,  attributable  to the sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in  transactions  involving  sales of the shares  against  certain  liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

            The legality of the  securities  offered  hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

                                     EXPERTS

            The  financial   statements   incorporated  in  this  Prospectus  by
reference  to the  Annual  Report on Form 10-K for the year ended  December  31,
2001,   have   been   so   incorporated   in   reliance   on   the   report   of
PricewaterhouseCoopers  LLP, independent accountants,  given on the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act of 1933, as amended  ("Securities  Act") may be permitted to our directors,  officers or persons  controlling us, we have been advised that it is the  SEC's  opinion  that  such  indemnification  is  against  public  policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -16-

We have not  authorized any person to make a statement that differs from what is in this  prospectus.  If any person does make a statement that differs from what is in this  prospectus,  you should not rely on it.  This  prospectus  is not an offer to sell, nor is it seeking an offer to buy, these  securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date,  but the  information  may change after that date.

                      -----------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Incorporation of Certain Documents

Disclosure of Commissions Position on
  Indemnification of Officers and Directors
  for Securities Act Violations............................................16

                      -----------------------------------

                             The Quigley Corporation

                                    1,000,000
                             Shares of Common Stock

                      -----------------------------------

                                   PROSPECTUS
                      -----------------------------------

                                    [ ], 2002

                                      -17-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

            The following  table sets forth the various  expenses  which will be paid  by us in  connection  with  the  securities  being  registered.  With  the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee................................                     $721.28
Legal fees and expenses (including Blue Sky)........                  $15,000.00
Accounting Fees and Expenses........................                   $6,000.00
Miscellaneous.......................................                   $5,000.00
            Total...................................                  $26,721.28

ITEM 15.    Indemnification of Directors and Officers.
-------     -----------------------------------------

            The Company's  By-laws  authorize  indemnification  of directors and officers as follows:

               ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

            Section 1. The corporation  shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed
action,  suit  or  proceeding,   whether  civil,  criminal,   administrative  or
investigative  (other  than  action  by or in the right of the  corporation)  by reason of the fact that he is or was a director,  officer,  employee or agent of the  corporation,  or is or was serving at the request of the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other  enterprise,  against  expenses  (including  attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in connection  with such action,  suit or proceeding if he acted in good faith and in a manner he reasonably  believed to be in or not opposed to the best interests of the corporation,  and, with respect to any criminal action or proceeding,  had no reasonable cause to believe his conduct was unlawful. The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction,  or upon a plea of nolo contendere or its equivalent,  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner  which  he  reasonably  believed  to be in or not  opposed  to  the  best interests  of the  corporation,  and,  with  respect to any  criminal  action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            Section 2. No officer,  director or shareholder may become surety on behalf of the  corporation for any of its  obligations  under any  circumstances whatsoever.

            Under Nevada's  General  Corporation  Law, the Company may indemnify any  person  who was or is a party  or is  threatened  to be made a party to any threatened,  pending or completed  action,  suit or  proceeding,  whether civil, criminal, administrative or investigative, except an action by or in the

                                      II-1

right of the Company (such as a shareholder  derivative  suit), by reason of the fact that such  person is or was a director,  officer,  employee or agent of the
Company,  or is or was  serving  at the  request of the  Company as a  director, officer, employee or agent of another corporation,  partnership,  joint venture, trust  or  other  enterprise.  Such  indemnification  may  extend  to  expenses, including  attorneys'  fees,  judgments,  fines and  amount  paid in  settlement actually and reasonable  incurred by such person in connection  with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Indemnification  may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the Company or for amounts paid in settlement  to the Company,  unless the court in which  the  action  or suit  was  brought,  or  another  court  of  competent jurisdiction,  determines that in view of all the  circumstances,  the person is fairly and reasonably entitled to be indemnified for such expenses.

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities Act may be permitted to directors,  officers and controlling  persons
of  the  Company  pursuant  to  any  charter,   provision,   by-law,   contract,
arrangement,  statute or  otherwise,  the Company has been  advised  that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.    Exhibits.
-------     --------

  *3.1      Articles of Incorporation of the Company (as amended).
  *3.2      Certificate  to  Increase  the  Number of  Authorized  Shares of the
            Company.
  *3.3      Bylaws of the Company as currently in effect.
 **5.0      Opinion of Olshan  Grundman  Frome & Rosenzweig  LLP with respect to legality of the Common Stock.
**23.1      Consent of Olshan  Grundman  Frome &  Rosenzweig  LLP,  included  in
            Exhibit No. 5.
**23.2      Consent of PricewaterhouseCoopers LLP.
**24.0      Power  of  Attorney,   included  on  the  signature   page  to  this
            Registration Statement.

-----------------------
*           Previously filed.
**          Filed herewith.

ITEM 17.    Undertakings.
-------     ------------

            (a) Insofar as  indemnification  for  liabilities  arising under the
Securities Act may be permitted to directors,  officers and controlling  persons of the  Registrant  pursuant to the  foregoing  provisions,  or  otherwise,  the
Registrant  has been advised that in the opinion of the  Securities and Exchange
Commission  such  indemnification  is against  public policy as expressed in the
Securities Act and is, therefore,  unenforceable.  In the event that a claim for indemnification  against  such  liabilities  (other  than  the  payment  by  the
Registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  Registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling

                                      II-2

precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the
Securities Act and will be governed by the final adjudication of such issue.

            (b) The undersigned Registrant hereby undertakes:

                   (1) To file,  during any period in which  offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed  in  the  registration  statement  or  any  material  change  to  such information in the registration statement;

                   (2) That, for the purpose of determining  any liability under the Securities Act, each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from  registration by means of a post-effective amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

            (c) The undersigned  Registrant hereby undertakes that, for purposes of  determining  any  liability  under the  Securities  Act,  each filing of the
Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Exchange Act that is  incorporated  by reference in the  Registration  Statement shall be deemed to be a new  registration  statement  relating to the securities offered  therein,  and the  offering  of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-3

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Doylestown,  State of Pennsylvania on the 25th day of
April 2002.

                                            The Quigley Corporation

                                            By: /s/ Guy J. Quigley
                                               ---------------------------------
                                               Guy J. Quigley
                                               Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears  below  constitutes  and appoints Guy J. Quigley and Charles A. Phillips his true and  lawful  attorney-in-fact  with  full  power  of  substitution  and resubstitution  for  him  and in his  name,  place  and  stead,  in any  and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other  documents  in  connection  therewith,  with the  Securities  and Exchange
Commission,  hereby ratifying and confirming all that said  attorney-in-fact  or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended,  this  registration  statement  has been signed below by the  following persons in the capacities and on the dates indicated.

           Signature                      Title                                Date
           ---------                      -----                                ----

/s/ Guy J. Quigley
--------------------------      Chairman of the Board, President,          April 25, 2002
Guy J. Quigley                  Chief Executive Officer and Director

/s/ Charles A. Phillips
-------------------------       Executive Vice President, Chief            April 25, 2002
Charles A. Phillips             Operating Officer and Director

/s/ George J. Longo
-------------------------       Vice President, Chief Financial            April 25, 2002
George J. Longo                 Officer and Director (Principal
                                Financial and Accounting Officer)

/s/ Eric H. Kaytes
-------------------------       Vice President, Chief Information Officer, April 25, 2002
Eric H. Kaytes                  Secretary, Treasurer and Director

/s/ Jacqueline F. Lewis
-------------------------       Director                                   April 25, 2002
Jacqueline F. Lewis

/s/ Rounsevelle W. Schaum
--------------------------      Director                                   April 25, 2002
Rounsevelle W. Schaum

/s/ Charles A. Genuardi
---------------------------     Director                                   April 25, 2002
Charles A. Genuardi

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